Exhibit 99.2

November 7, 2024

COINCHECK GROUP B.V.
Hoogoorddreef 15, 1101 BA
Amsterdam, Netherlands

Consent to Reference in Proxy Statement/Prospectus

COINCHECK GROUP B.V. (the “Company”) is filing a Registration Statement on Form F-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/prospectus included in such Registration Statement as a future member of the board of directors of the Company, such service to commence upon the effective time of the business combination described in the proxy statement/prospectus.

Sincerely,

/s/ Yo Nakagawa
Yo Nakagawa